Exhibit 99.1

MDU Communications Announces the Appointment
of Tom Tracey as President and Chief Operating Officer

TOTOWA, NJ, May 26, 2005 - MDU Communications International, Inc. (OTCBB: MDTV), a leading end-to-end provider of DIRECTV® digital satellite television programming, high-speed Internet solutions and other premium communication and information services to the residential multi-dwelling unit (“MDU”) market, today announces the addition of Mr. Tom Tracey as President and Chief Operating Officer of its operating subsidiary MDU Communications (USA) Inc.

Mr. Tracey comes to MDU Communications with fifteen years experience in the high-growth subscriber based video and Internet service industry. Mr. Tracey most recently served as Vice President of Broadband Services at national Internet service provider EarthLink. In this capacity he was responsible for a base of over one million subscribers to cable modem, DSL and satellite services with monthly growth rates in excess of 25,000 subscribers. Mr. Tracey also led and managed the Cable Product Management Team in successfully developing and launching the EarthLink Broadband Service over Time Warner Cable systems. Additionally, he was responsible for leading EarthLink’s Next Generation Broadband Team in developing and managing fixed wireless and broadband over power lines services. Prior to joining EarthLink, Mr. Tracey was a Director at Directv, Inc. responsible for the launch, implementation and business development of DIRECTV® services in South America, which achieved growth of over one million subscribers. He also served in management roles in launching and operating DIRECTV’s affiliate and joint venture relationships in the United States. He holds a Bachelor of Sciences degree from San Diego State University and an MBA from the Anderson School at UCLA.

As President and Chief Operating Officer, Mr. Tracey will be specifically responsible for the day-to-day operational oversight of the Company’s product cycle from right-of-entry sales, to construction of systems, to subscriber deployment and service. His prior experience with high-growth companies in the satellite video and high-speed Internet industries, and specifically his experience in the assembly and management of rapidly expanding and scalable teams and process-oriented sales and operating groups, will be an invaluable asset in assisting the Company with the continued acceleration of its subscriber growth in all of its regional markets.

Mr. Sheldon Nelson, Chairman of the Board and Chief Executive Officer of MDU Communications commented, “Tom is a great addition to our team and has the necessary experience and foresight to assist us in successfully achieving the subscriber growth we envision. By passing the operating title of President to Tom, it will allow me the necessary time to focus on long-term strategic growth and business development initiatives while retaining day-to-day oversight of the Finance and Administration, Legal and Regulatory, and Investor Relations functions. ”